EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement is entered into by and between the Federal Home Loan Bank of Seattle (the "Seattle Bank") and John W. Blizzard ("Mr. Blizzard") to set forth the terms and conditions of Mr. Blizzard's separation from his employment with the Seattle Bank.

In order to provide Mr. Blizzard with separation benefits to assist him in the transition to other opportunities and to fully and finally resolve any and all issues regarding Mr. Blizzard's employment with the Seattle Bank and the termination of that employment, Mr. Blizzard and the Seattle Bank agree as follows:

  Separation Date. Mr. Blizzard's employment with the Seattle Bank ended as of April 30, 2009. He has received his regular base salary through that date and has received all of his accrued but unused vacation as of May 15, 2009.
  Severance Benefits. Provided that the Federal Housing Finance Agency ("FHFA") does not object thereto, the Seattle Bank agrees to provide Mr. Blizzard with severance benefits as set forth in this paragraph 2 and in paragraph 3 below:
    Severance Pay. Within ten (10) business days after the Effective Date of this Agreement, the Seattle Bank will pay Mr. Blizzard an amount equal to eight (8) months of his base monthly salary of $20,600 for a total of $164,800, less required withholding and deductions ("Separation Pay").

(b) Bonus. Mr. Blizzard will not be eligible for a bonus or other incentive compensation for the 2009 or 2010 incentive periods.

(c) Additional Separation Compensation. Within ten (10) business days after the Effective Date of this Agreement, the Seattle Bank agrees to also pay Mr. Blizzard additional separation compensation of $25,000 less required withholding and deductions.

(d) Retirement Benefits. Mr. Blizzard will be entitled to any vested retirement benefits that he has accrued as of April 30, 2009 under the Pentegra Defined Benefit Plan and the Retirement Benefit Equalization Plan pursuant to the terms of those plans. Mr. Blizzard shall also maintain the vested retirement benefits he has accrued as of April 30, 2009, under the Seattle Bank Thrift Benefit Equalization Plan and the Seattle Bank 401(k) Thrift Plan, pursuant to the terms of those plans. The Seattle Bank will have no obligation with respect to any federal income tax consequences of these retirement benefits to Mr. Blizzard.

(e) Outplacement Benefits. To assist Mr. Blizzard in finding other suitable employment, the Seattle Bank will provide Mr. Blizzard with reasonable outplacement assistance through the Seattle Bank's outplacement counseling service of up to six (6) months to begin ten (10) business days after the Effective Date of this Agreement.

    Unemployment Compensation. The Seattle Bank agrees not to contest any application for unemployment compensation benefits that Mr. Blizzard may make due to his separation from the Seattle Bank; provided that the Seattle Bank reserves the right to correct any false or misleading information which may be filed in connection with such application regarding the Seattle Bank and the circumstances of Mr. Blizzard's separation.

  Medical Insurance. Mr. Blizzard and his eligible dependents have the opportunity to continue group health insurance through the Seattle Bank's Continuation of Health Care Coverage program for a period of up to eighteen (18) months following the date of his group health care coverage termination, April 30, 2009. Beginning on the Effective Date of this Agreement and continuing until December 31, 2009, the Seattle Bank will pay the premiums for Mr. Blizzard's continued group medical, dental and vision plan insurance on the same terms and conditions as employees of the Seattle Bank and their eligible dependents. Beginning on January 1, 2010, Mr. Blizzard and his eligible dependents may continue group insurance at his or their expense for the balance of the eighteen (18) month period which began on May 1, 2009. ADP CobraServ, the Seattle Bank's administrator, will supply Mr. Blizzard with a separate notice summarizing his continuation coverage rights and obligations. Mr. Blizzards' benefits under this paragraph 3 shall terminate when Mr. Blizzard becomes eligible for coverage under a new employer's medical plan.
  No Additional Compensation. Mr. Blizzard and the Seattle Bank agree that, except as expressly set forth in this Agreement, and subject to Mr. Blizzard's rights, if any, in the Seattle Bank retirement plans described in 2(d) above, Mr. Blizzard shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Seattle Bank. Mr. Blizzard shall not be entitled to make contributions to the Seattle Bank 401(k) Savings Plan from the Separation Pay or the Additional Separation Compensation.
  Return of Seattle Bank Property. Mr. Blizzard represents and warrants that he has returned to the Seattle Bank all the Seattle Bank property including, without limitation, any laptop computer, keys, access cards, parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Seattle Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Seattle Bank hereby acknowledges and agrees that Mr. Blizzard may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records. Further, notwithstanding anything to the contrary set forth herein, the Seattle Bank will within ten (10) business days following Mr. Blizzard's execution of this Agreement provide to Mr. Blizzard a hard copy and an electronic copy of his contacts currently stored on the computer he used as a Seattle Bank employee, excluding those contacts which are members or employees of members of the Seattle Bank.
  Covenant Not to Sue. Mr. Blizzard represents that he has not filed any Claim that was released in this Agreement against the Seattle Bank or the Released Parties (as defined below) with any court or government agency, and that he will not, to the extent allowed by applicable law, file any lawsuit against the Seattle Bank at any time in the future; provided, however, that this will not limit Mr. Blizzard from filing a Claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the Seattle Bank, nothing in this Agreement forbids Mr. Blizzard from cooperating in such proceedings, but by this Agreement, Mr. Blizzard waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.
  Complete Release of Claims by Mr. Blizzard Against the Seattle Bank. In consideration of the separation benefits set forth above, which are given to Mr. Blizzard specifically in exchange for this release as a result of negotiations between himself and the Seattle Bank and which are separation benefits substantially in excess of those which he would otherwise be entitled to, Mr. Blizzard, on behalf of himself, his marital community, and their heirs, successors and assigns, releases and discharges the Federal Home Loan Bank of Seattle, its employee benefit plans and/or their current or former directors, officers, agents, insurers, employees and attorneys, any and each of their successors and assigns and predecessors ("Released Parties"), from any and all claims, charges, causes of action and damages (including attorneys' fees and costs actually incurred), known and unknown ("Claims"), including those Claims related in any way to Mr. Blizzard's employment with the Seattle Bank, or the termination of his employment relationship with the Seattle Bank, arising prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Mr. Blizzard's rights: (a) to indemnification pursuant to any applicable provision of the Seattle Bank's Bylaws, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting the Seattle Bank's obligations under this Agreement.

  For the purposes of implementing a full and complete release and discharge of the Seattle Bank and the other Released Parties, and each of them, Mr. Blizzard expressly acknowledges that this Separation and Release Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

  This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

  Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Blizzard understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Mr. Blizzard also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that by this document he has been specifically advised in writing to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with an attorney before signing it to the extent he wishes to do so, and that he executes this Agreement only after full reflection and analysis.
  No Representations. Mr. Blizzard acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Seattle Bank or by any of the Seattle Bank's agents, representatives or attorneys to induce him to sign this Agreement.
  Agreement and Payments Subject to Review by the Federal Housing Finance Agency/Effective Date of Agreement. The severance benefits in Sections 2 and 3 of this Agreement are subject to review by the FHFA. The Effective Date of this Agreement shall be the later of a) the expiration of the revocation period described in paragraph 12 below, assuming that Mr. Blizzard has executed the Agreement and has not exercised his right of revocation during such period; or b) a date four weeks after June 10, 2009 (the date a copy of the severance benefits in Sections 2 and 3 of this Agreement were submitted to the FHFA by the Seattle Bank), provided that during such four-week period the Seattle Bank did not receive notice from the FHFA that it objects to some portion of the Agreement. If the FHFA should object to any provision of this Agreement within the four-week period, this Agreement shall not be effective, and Mr. Blizzard and the Seattle Bank agree to negotiate in good faith regarding changes in the Agreement so as to satisfy the FHFA objections. If no agreement regarding such changes is reached within 30 days following receipt of the FHFA objections, the Agreement shall be null and void.
  Waiting Period. Mr. Blizzard has until July 9, 2009 to consider this Agreement before signing it. He understands that he may sign it sooner if he wishes to. If Mr. Blizzard does not sign and return this Agreement to Leslie Mackey at the Seattle Bank by 5:00 pm on July 9, 2009, Mr. Blizzard will not be eligible to receive the severance benefits provided for in Sections 2 and 3.
  Revocation Period. Mr. Blizzard understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Mr. Blizzard must deliver a written notice of revocation to Leslie Mackey at the Seattle Bank no later than 5:00 pm on the seventh day after the day Mr. Blizzard signs the Agreement. If Mr. Blizzard revokes this Agreement, he will not receive the severance benefits described above.
  Nonadmission. This Separation and Release Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with or violation of any statute or law by the Seattle Bank or Mr. Blizzard.
  Confidential Information.

  (a) Acknowledgement of Receipt of Confidential Information. Mr. Blizzard acknowledges that he has occupied a position of trust and confidence with the Seattle Bank, and during Mr. Blizzard's employment with the Seattle Bank, he has become familiar with the Seattle Bank's trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Seattle Bank, its business, employees and members. Mr. Blizzard agrees that (a) the agreements and covenants contained in this paragraph are essential to protect the Seattle Bank and the goodwill of its business; (b) the Seattle Bank would be irreparably damaged if Mr. Blizzard were to disclose confidential information in violation of these provisions of this Agreement; and (c) the separation benefits provided him under this Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in this Agreement, "Confidential Information" shall mean any information relating to the business or affairs of the Seattle Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, business plans, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, examination reports, or other proprietary information used by the Seattle Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Blizzard. Mr. Blizzard acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Seattle Bank.

  (b) Agreement to Maintain Confidentiality of Seattle Bank Information. Mr. Blizzard shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Seattle Bank, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.

  (c) Remedies. Mr. Blizzard acknowledges and agrees that the covenants set forth in this paragraph 13 are reasonable and necessary for the protection of the Seattle Bank's business interests, that irreparable injury will result to the Seattle Bank if Mr. Blizzard breaches any of his confidentiality obligations under this Agreement, and that in the event of Mr. Blizzard's actual or threatened breach of such confidentiality obligations, the Seattle Bank will have no adequate remedy at law. Mr. Blizzard accordingly agrees that in the event of any actual or threatened breach by him or any of his confidentiality obligations under this paragraph, the Seattle Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Seattle Bank from pursuing any remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

  Mutual Confidentiality of Agreement. Mr. Blizzard and the Seattle Bank may acknowledge to third persons that their parting was on mutually satisfactory terms. Mr. Blizzard agrees that he will keep the fact, terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. Mr. Blizzard may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants, as necessary. The Seattle Bank likewise agrees to keep the fact, terms, conditions, and contents of this Agreement confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. The Seattle Bank may, however, disclose the fact, terms and conditions of this Agreement to its senior management, Board of Directors, regulators, attorneys, and accountants, or if required by law, regulation or court order.
  References. The Seattle Bank agrees that it will respond to any requests for references from prospective future employers of Mr. Blizzard in accordance with the letter of reference attached as Exhibit A to this Agreement. Mr. Blizzard agrees to direct any prospective employers to the Director of Human Resources of the Seattle Bank, who shall respond consistently with Exhibit A. A signed original of Exhibit A shall be provided to Mr. Blizzard within 10 business days after he has executed this agreement.
  Applicable Law; Venue; Attorneys' Fees; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in state or Federal court in King County, Washington. The prevailing party in such action shall be awarded attorneys' fees and costs (whether or not taxable under any applicable statute) including fees and costs incurred prior to suit, in any administrative proceedings, and on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.
  Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Mr. Blizzard and an authorized representative of the Seattle Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.
  Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.
  Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(a) YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

(c) YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;

(d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN ADVISED TO DO SO;

(e) YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f) YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS

FEDERAL HOME LOAN BANK OF SEATTLE	JOHN W. BLIZZARD
By: /s/ Leslie Mackey	/s/ John W. Blizzard
Name: Leslie Mackey	Date: 7/6/09
Title: Vice President, Human Resources
Date: 7/13/09